Exhibit 99.1

News Release

NUCOR REPORTS RECORD RESULTS FOR 2006

CHARLOTTE, NORTH CAROLINA, January 25, 2007 – Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings and sales for 2006. Nucor’s consolidated net earnings for 2006 were $1.76 billion ($5.68 per diluted share), an increase of 34% over net earnings of $1.31 billion ($4.13 per diluted share) in 2005. Consolidated net earnings of $408.2 million ($1.35 per diluted share) in this year’s fourth quarter increased 20% compared with $341.0 million ($1.09 per diluted share) earned in the fourth quarter of 2005 and decreased 21% from the $517.6 million ($1.68 per diluted share) earned in the third quarter of 2006.

Nucor’s consolidated net sales for 2006 increased 16% to $14.75 billion, compared with $12.70 billion in 2005. Average sales price per ton increased 7% while total tons shipped to outside customers increased 8% from 2005. In the fourth quarter of 2006, Nucor’s consolidated net sales increased 8% to $3.47 billion, compared with $3.21 billion in the fourth quarter of 2005 and decreased 12% compared with $3.93 billion from the third quarter of 2006. Average sales price per ton increased 8% from the fourth quarter of 2005 and decreased 3% from the third quarter of 2006. Total tons shipped to outside customers remained flat at 5,075,000 tons in the fourth quarter of 2006 when compared to the fourth quarter of 2005 and decreased 9% from the third quarter of 2006.

The average scrap and scrap substitute cost per ton used increased 1% from $244 in 2005 to $246 in 2006, increased 1% from $240 in the fourth quarter of 2005 to $243 in the fourth quarter of 2006, and decreased 5% from $257 in the third quarter of 2006. Total energy costs decreased approximately $1 per ton from 2005 to 2006, decreased approximately $6 per ton from the fourth quarter of 2005 to the fourth quarter of 2006, and remained flat when comparing the third quarter of 2006 to the fourth quarter of 2006.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $5.4 million in 2006, compared with a credit of $151.6 million in 2005. In the fourth quarter of 2006, the LIFO credit was $39.6 million, compared with a credit of $3.6 million in the fourth quarter of 2005, and a charge of $20.5 million in the third quarter of 2006.

In 2006, Nucor established company records in its steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 22,382,000 tons, compared with 20,332,000 tons produced in 2005, an increase of 10%. Total steel shipments increased 8% to 22,346,000 tons in 2006, compared with 20,669,000 tons in 2005. Steel shipments to outside customers increased 9% to 20,649,000 tons in 2006, compared with 19,020,000 tons in 2005. In the steel products segment, steel joist production during 2006 increased to 570,000 tons, compared with 554,000 tons in 2005. Steel deck sales increased to a record 398,000 tons in 2006, compared with 380,000 tons in 2005. Cold finished steel sales decreased to 327,000 tons, compared with 342,000 tons in 2005.

In December 2006, Nucor’s Board of Directors declared a supplemental dividend of $0.50 per share in addition to the $0.10 per share base dividend. The total dividend of $0.60 per share is payable on February 9, 2007 to shareholders of record on December 29, 2006. Nucor’s dividends paid to shareholders have increased more than nine-fold since 2003: $62 million paid in 2003, $70 million paid in 2004, $210 million paid in 2005, and $578 million paid in 2006.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2006 (Continued)

Nucor repurchased approximately 1.6 million shares of its common stock at a cost of approximately $84.4 million under a publicly announced stock repurchase program during the fourth quarter of 2006, and repurchased approximately 11.7 million shares at a cost of about $599.4 million during 2006. Approximately 14.1 million shares remain authorized for repurchase under the current program. Since the first quarter of 2005, Nucor has repurchased approximately 22.8 million shares of common stock.

On January 2, 2007, Nucor announced an agreement to make an all-cash tender offer for all of the shares of Harris Steel Group, Inc. (“Harris Steel”) at C$46.25 per share. On January 22, 2007, Harris Steel mailed offering documents to its shareholders. The offer, which has the full support of the Boards of Directors of both Nucor and Harris Steel, will remain open for acceptance until March 2, 2007, unless extended or withdrawn. Shareholders owning or exercising control over 13.7 million shares, or approximately 51% of the issued and outstanding shares, have entered into a lock-up agreement to irrevocably tender their shares to this offer. Completion of the acquisition will occur upon satisfactory resolution of regulatory approvals in the United States and Canada. The transaction is expected to be immediately accretive to Nucor.

Harris Steel is engaged in the fabrication and placing of concrete reinforcing steel; the design and installation of concrete post-tensioning systems; the manufacture and distribution of wire and wire products, welded wire mesh and cold finished bar; and the manufacture and distribution of heavy industrial steel grating, aluminum grating and expanded metal. These operations serve customers throughout Canada and the United States. Harris Steel also participates in steel trading on a worldwide basis, and in the distribution of reinforcing steel and related products to U.S. customers. Harris Steel has approximately 27 million shares listed on the Toronto Stock Exchange under the symbol HSG.

We continue to expect good demand for our products in 2007, as evidenced by recently announced price increases for many of our products. In addition, excess inventory levels at service centers and OEM’s should continue to decline. We expect inventories to be at more normal levels by the end of the first quarter, but this will depend on a continued decrease in imports from the record levels of 2006. As a result of the expected continuation of healthy demand and margins, we anticipate continued solid earnings in the first quarter. The risks that we see are again import levels and the movement of scrap prices in the quarter. Continued increases in scrap costs will, at the very least, result in a LIFO charge for the quarter versus the credit we recorded in the fourth quarter. We will provide numerical guidance near the midpoint of the interval between earnings reports.

Nucor and affiliates are manufacturers of steel products, with operating facilities in nineteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2006 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2005 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 25, 2007 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2006	2005	2006	2005
NET SALES	$14,751,270	$12,700,999	$3,468,590	$3,207,464

COSTS, EXPENSES AND OTHER:
Cost of products sold	11,283,123	10,119,496	2,651,525	2,520,500
Marketing, administrative and other expenses	592,473	459,460	142,207	136,282
Interest expense (income), net	(37,365)	4,201	(11,612)	(3,195)
Minority interests	219,221	110,674	71,185	34,079
Other income	—	(9,200)	—	—

	12,057,452	10,684,631	2,853,305	2,687,666

EARNINGS BEFORE
INCOME TAXES	2,693,818	2,016,368	615,285	519,798
Provision for income taxes	936,137	706,084	207,126	178,764

NET EARNINGS	$1,757,681	$1,310,284	$408,159	$341,034

NET EARNINGS PER SHARE:
Basic	$5.73	$4.17	$1.36	$1.10
Diluted	$5.68	$4.13	$1.35	$1.09
AVERAGE SHARES OUTSTANDING:
Basic	306,621	314,256	300,741	309,883
Diluted	309,381	317,130	303,405	312,866

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2006 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	Dec. 31, 2006	Dec. 31, 2005
Assets
CURRENT ASSETS:
Cash and cash equivalents	$785,651	$980,150
Short-term investments	1,410,633	857,360
Accounts receivable, net	1,067,322	1,000,629
Inventories	1,141,194	945,054
Other current assets	270,236	288,360

Total current assets	4,675,036	4,071,553
PROPERTY, PLANT AND EQUIPMENT, NET	2,856,415	2,855,717

OTHER ASSETS	353,538	211,517

TOTAL ASSETS	$7,884,989	$7,138,787

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Long-term debt due within one year	$—	$1,250
Accounts payable	516,640	501,624
Salaries, wages and related accruals	455,051	368,568
Accrued expenses and other current liabilities	478,337	384,257

Total current liabilities	1,450,028	1,255,699

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	448,084	486,910

MINORITY INTERESTS	238,588	194,090

STOCKHOLDERS' EQUITY:
Common stock	149,006	74,120
Additional paid-in capital	195,543	191,850
Retained earnings	5,808,705	4,709,111
Unearned compensation	—	(3,287)
Accumulated other comprehensive income, net of income taxes	4,470	46,600

	6,157,724	5,018,394
Treasury stock	(1,331,735)	(738,606)

Total stockholders' equity	4,825,989	4,279,788

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,884,989	$7,138,787

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2006 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Year Ended December 31,
	2006	2005
Operating activities:
Net earnings	$1,757,681	$1,310,284
Adjustments:
Depreciation	363,936	375,054
Deferred income taxes	(38,910)	(29,379)
Minority interests	219,207	110,663
Settlement of natural gas hedges	(6,793)	12,365
Changes in (exclusive of acquisitions):
Accounts receivable	(33,878)	(19,425)
Inventories	(143,971)	337,862
Accounts payable	(8,517)	17,259
Federal income taxes	(7,233)	(68,331)
Salaries, wages and related accruals	97,319	46,376
Other	52,392	43,887

Cash provided by operating activities	2,251,233	2,136,615

Investing activities:
Capital expenditures	(338,404)	(331,466)
Investment in affiliates	(34,324)	(41,903)
Disposition of plant and equipment	2,177	752
Acquisitions (net of cash acquired)	(223,920)	(154,864)
Purchases of short-term investments	(1,082,378)	(919,950)
Proceeds from the sale of short-term investments	529,105	62,590

Cash used in investing activities	(1,147,744)	(1,384,841)

Financing activities:
Repayment of long-term debt	(1,250)	—
Issuance of common stock	37,233	40,209
Excess tax benefits from stock-based compensation	18,000	—
Distributions to minority interests	(174,709)	(89,886)
Cash dividends	(577,816)	(209,752)
Acquisition of treasury stock	(599,446)	(291,244)

Cash used in financing activities	(1,297,988)	(550,673)

Increase (decrease) in cash and cash equivalents	(194,499)	201,101
Cash and cash equivalents - beginning of year	980,150	779,049

Cash and cash equivalents - end of year	$785,651	$980,150

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com